Exhibit 4.1
AMENDED AND RESTATED
8.0625% SERIES D CUMULATIVE REDEEMABLE PERPETUAL
PREFERENCE UNITS TERM SHEET AND JOINDER
TO SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
     THIS AMENDED AND RESTATED 8.0625% SERIES D CUMULATIVE REDEEMABLE PERPETUAL PREFERENCE UNITS TERM SHEET AND JOINDER TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Term Sheet”) is entered into as of March 24, 2005, by and among MHC TRUST, a Maryland real estate investment trust (the “General Partner”), as general partner of MHC Operating Limited Partnership, an Illinois limited partnership (the “Partnership”), BELCREST REALTY CORPORATION, a Delaware corporation (“Belcrest”), BELAIR REAL ESTATE CORPORATION, a Delaware corporation (“Belair”), BELMAR REALTY CORPORATION, a Delaware corporation (“Belmar”), BEL ALLIANCE PROPERTIES LLC, a Delaware limited liability company (“Bel Alliance”), BELROSE REALTY CORPORATION, a Delaware corporation (“Belrose”), and BELPORT REALTY CORPORATION, a Delaware corporation (“Belport”) (each of Belcrest, Belair, Belmar, Bel Alliance, Belrose, and Belport a “Series D Preferred Partner” and collectively, the “Series D Preferred Partners”).
W I T N E S S E T H:
     WHEREAS, the signatories hereto desire to supplement that certain Second Amended and Restated Agreement of Limited Partnership of MHC Operating Limited Partnership, dated as of March 15, 1996 (as amended, the “Agreement”) as set forth herein and to amend and restate a certain 9.000% Series D Cumulative Redeemable Perpetual Preference Units Term Sheet and Joinder to Second Amended and Restated Agreement of Limited Partnership (the “9% Series D Term Sheet”); any terms capitalized herein but not defined herein having the definitions therefor set forth in the Agreement;
     WHEREAS, pursuant to Section 3.2(B)(e) of the Agreement, the terms of Preference Units shall be set forth in a Preference Unit Term Sheet; and
     WHEREAS, it is intended that this Term Sheet shall constitute a Preference Unit Term Sheet.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein; and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to continue the Partnership, to supplement the Agreement pursuant to this Term Sheet and to amend and restate the 9% Series D Term Sheet as follows:
     1. Introduction. Prior to the date hereof (a) Belair has contributed $50,000,000 to the Partnership in exchange for the issuance to Belair of 2,000,000 Series D Preference Units (as hereinafter defined), (b) Belcrest has contributed $75,000,000 to the Partnership in exchange for the issuance to Belcrest of 3,000,000 Series D Preference Units, (c) Belcrest has transferred 800,000 Series D Preference Units to Belmar, and (d) Belcrest has transferred 2,035,000 Series D Preference Units to Bel Alliance. In addition, as of the date hereof (i) Belrose has contributed $15,000,000 to the Partnership in exchange for the issuance to Belrose of 600,000 Series D Preference Units and (ii) Belport has contributed $10,000,000 to the Partnership in exchange for the issuance to Belport of 400,000 Series D Preference Units. The Series D Preference Units issued to the Series D Preferred Partners have been duly issued and fully paid. Belair and Belcrest were admitted to the Partnership, effective as of September 29, 1999, as additional

Limited Partners; Belmar was admitted to the Partnership, effective as of December 30, 2003, as an additional Limited Partner; Bel Alliance was admitted to the Partnership, effective as of November 3, 2004, as an additional Limited Partner; and Belrose and Belport are hereby admitted to the Partnership, effective as of March 24, 2005, as additional Limited Partners (the information set forth on Exhibit A attached hereto relating to the interest of the Series D Preferred Partners in the Partnership is hereby included in Exhibit D to the Agreement), and by execution of this Term Sheet the Series D Preferred Partners have agreed to be bound by all of the terms and conditions of the Agreement, as supplemented hereby.
     Section 1. Definitions. For purposes of this Term Sheet, the term “Parity Preferred Units” shall be used to refer to any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding and expressly designated by the Partnership to rank on a parity with Series D Preference Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, including, without limitation, the 1997 Series A Preference Units, the 1997 Series B Preference Units, the 1997 Series C Preference Units and the 2004 Series E Preference Units. The term “Priority Return” shall mean, an amount equal to 9.000% per annum for amounts accruing prior to March 24, 2005 and an amount equal to 8.0625% per annum for amounts accruing on or after March 24, 2005, determined on the basis of a 360 day year of twelve 30 day months (and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to a period of ninety (90) days), cumulative to the extent not distributed for any given distribution period pursuant to Section 3 of this Term Sheet, of the stated value of $25 per Series D Preference Unit, commencing on September 29, 1999, or March 24, 2005 as applicable. The term “PTP” shall mean a “publicly traded partnership” within the meaning of Section 7704 of the Code. The term “Subsidiary” shall mean with respect to any Person, any other Person of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person. The term “Affiliate” shall mean, as to any Person, any entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person (for purposes hereof, “control” shall include the power to direct the actions of a Person, regardless of whether the same shall involve an ownership interest in such Person). The definition of the term “Adjusted Capital Account Deficit” in the Agreement is amended by inserting the word “deficit” before the word “balance” therein.
     Section 2. Designation and Number. A series of Preference Units designated as the “9.000% Series D Cumulative Redeemable Perpetual Preference Units” was established as of September 29, 1999 and the designation of such series is hereby amended effective as of March 24, 2005, with the name of such series as so amended to be the “8.0625% Series D Cumulative Redeemable Perpetual Preference Units” (as so amended, the “Series D Preference Units”) is hereby established. The number of Series D Preference Units as of September 29, 1999 was 5,000,000 and, effective March 24, 2005 is hereby increased to 7,000,000.
     Section 3. Distributions.
          (a) Payment of Distributions. (i) Subject to the rights of holders of Parity Preferred Units as to the payment of distributions, holders of Series D Preference Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Capital Cash Flow and Operating Cash Flow (together, “Available Cash”), cumulative preferential cash distributions at the rate per annum of 9.000%, for amounts for amounts accruing prior to March 24, 2005, and at the rate per annum of 8.0625% for amounts accruing on or after March 24, 2005, of the original Capital Contribution per Series D Preference Unit. All distributions shall be cumulative, shall accrue from September 29, 1999 (or from March 24, 2005, with respect to the additional 1,000,000 Series D

Preference Units issued as of the date hereof) and will be payable (1) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears, on March 31, June 30, September 30 and December 31 of each year commencing on December 31, 1999 (or from March 24, 2005, with respect to the additional 1,000,000 Series D Preference Units issued as of the date hereof) (with the first such payment to include the period commencing on the day following the date the Contributions are received by the Partnership and ending on the last day of such calendar quarter) and, (2), in the event of (A) an exchange of Series D Preference Units into Series D Preferred Stock (as hereinafter defined), or (B) a redemption of Series D Preference Units, on the exchange date or redemption date, as applicable (each such payment, exchange or redemption date, a “Preferred Unit Distribution Payment Date”). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series D Preference Units is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series D Preference Units will be made to the holders of record of the Series D Preference Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall in no event exceed fifteen (15) Business Days prior to the relevant Preferred Unit Distribution Payment Date (the “Preferred Unit Partnership Record Date”). The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
               (ii) No distributions on the Series D Preference Units shall be declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.
          (b) Distributions Cumulative. Notwithstanding Section 3(a)(ii) hereof, distributions on the Series D Preference Units will accrue whether or not the terms and provisions set forth in Section 3(a)(ii) hereof at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series D Preference Units will accumulate as of the Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrearages for any past distribution periods may be declared and paid at any time, without reference to a regular Preferred Unit Distribution Payment Date to holders of record of the Series D Preference Units on the record date fixed by the Partnership acting through the General Partner which date shall not exceed fifteen (15) Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.
          (c) Priority as to Distributions. (i) So long as any Series D Preference Unit is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Units ranking junior as to the payment of distributions or rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership to the Series D Preference Units (collectively, “Junior Units”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series D

Preference Units, any Parity Preferred Units or any Junior Units, unless, in each case, all distributions accumulated on all Series D Preference Units and all classes and series of outstanding Parity Preferred Units have been paid in full or have been irrevocably reserved or set aside for payment. Without limiting Section 7(b) hereof, the foregoing sentence will not prohibit (a) distributions payable solely in Junior Units, (b) the conversion of Junior Units or Parity Preferred Units into other Junior Units or Parity Preferred Units or Common Shares or other capital stock of the Equity Lifestyle Properties, Inc. (the “Company”) in accordance with the exchange rights of such Junior Units or Parity Preferred Units, (c) the redemption of Units corresponding to any Series D Preferred Stock, Parity Preferred Stock (as defined in the Amended and Restated Articles Supplementary to the Charter (as defined below) establishing the Series D Preferred Stock (the “Articles Supplementary”)) or Junior Stock (as defined in the Articles Supplementary) to be purchased by the Company pursuant to Article VII of the Articles of Amendment and Restatement of the Company (the “Charter”) to preserve the Company’s status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article VII of the Charter, (d) any distributions to the General Partner necessary for the General Partner or the Company to maintain its status as a “real estate investment trust” under the Code, or (e) the redemption, purchase or other acquisition of Junior Units made for purposes of, and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary of the Partnership or the Company.
               (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series D Preference Units, all distributions authorized and declared on the Series D Preference Units and all classes or series of outstanding Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series D Preference Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series D Preference Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other.
          (d) No Further Rights. Holders of Series D Preference Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.
     Section 4. Allocations.
          (a) Gross Income. Subject to Section 4(b) hereof, each holder of a Series D Preference Unit shall be allocated gross income of the Partnership for each fiscal year in an amount equal to the excess, if any, of (i) the sum of the amounts distributed to such holder pursuant to Section 3 hereof with respect to such fiscal year and all prior fiscal years, over (ii) the amount of gross income allocated to such holder (or any predecessor in interest) pursuant to this Section 4(a) (as limited by Section 4(b) hereof) for all prior fiscal years. In the event the allocation of gross income pursuant to the preceding sentence with respect to any fiscal year is limited pursuant to Section 4(b) hereof, the amount available for allocation after application of Section 4(b) hereof shall be allocated among all holders of Series D Preference Units based on the relative amounts that would be allocated to each holder of Series D Preference Units if Section 4(b) hereof did not apply.
          (b) Limitation. Notwithstanding Section 4(a) hereof, in no event shall holders of Series D Preference Units be allocated a cumulative amount under this Section 4 in excess of the cumulative Profit (determined hypothetically as if there were no allocation of gross income or other special allocation to any Partner) for the period commencing October 1, 1999, in the case of the Series D Preference Units held by Belair, Belcrest, Belmar, and Bel Alliance, and commencing March 24, 2005, in the case of Series D Preference Units held by Belrose and Belport, through the end of the fiscal quarter next following the exchange or redemption of the Series D Preference Units.
          (c) Percentage Interest. Profits and Losses for each fiscal year of the Partnership or portion thereof shall be allocated to each holder of Series D Preference Units based on such holder’s Percentage Interest. For purposes of computing the OP Unit Value of Series D Preference Units (and therefore the Percentage Interest of holders of Series D Preference Units), the entire issue of Series D Preference Units shall be deemed to be convertible into a single OP Unit, and each Series D Preference Unit shall be deemed to be convertible into a pro rata portion of such single OP Unit.
     Section 5. Liquidation Proceeds. (a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Partnership, distributions on the Series D Preference Units shall be made in accordance with Section 14 of the Agreement.
          (b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series D Preference Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
          (c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preference Units will have no right or claim to any of the remaining assets of the Partnership.
          (d) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust, partnership, limited liability company or other entity (or of any corporation, trust, partnership, limited liability company or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.
     Section 6. Redemption.
          (a) Right of Optional Redemption. The Series D Preference Units may not be redeemed, at the election of the Partnership, prior to March 24, 2010. On or after such date, the Partnership shall have the right to redeem the Series D Preference Units, in whole or in part, at any time or from time to time, upon not less than thirty (30) nor more than sixty (60) days’ written notice, at a redemption price (the “Redemption Price”), payable in cash, equal to the higher of (i) the Capital Account balances of the holders of Series D Preference Units or (ii) the original Capital Contribution of such holders plus the cumulative Priority Return, whether or not declared, to the redemption date to the extent not previously distributed. If fewer than all of the outstanding Series D Preference Units are to be redeemed, the Series D Preference Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units).
          (b) Limitation on Redemption. The Partnership may not redeem fewer than all of the outstanding Series D Preference Units unless all accumulated and unpaid distributions have been paid on all Series D Preference Units for all quarterly distribution periods terminating on or prior to the date of redemption; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series D Preference Units or Parity Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all Series D Preference Units or Parity Preferred Units, as the case may be, which offer may be accepted by such holders in such holders’ sole discretion.
          (c) Procedures for Redemption. (i) Notice of redemption will be (A) faxed, and (B) mailed by the Partnership, by certified mail, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series D Preference Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series D Preference Units except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (1) the redemption date, (2) the Redemption Price, (3) the aggregate number of Series D Preference Units to be redeemed and if fewer than all of the outstanding Series D Preference Units are to be redeemed, the number of Series D Preference Units to be redeemed held by such holder, which number shall equal such holder’s pro rata share (based on the percentage of the aggregate number of outstanding Series D Preference Units the total number of Series D Preference Units held by such holder represents) of the aggregate number of Series D Preference Units to be redeemed, (4) the place or places where the Series D Preference Units are to be surrendered for payment of the Redemption Price, (5) that distributions on the Series D Preference Units to be redeemed will cease to accumulate on such redemption date and (6) that payment of the Redemption Price will be made upon presentation and surrender of such Series D Preference Units.
               (ii) If the Partnership gives a notice of redemption in respect of Series D Preference Units (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the Series D Preference Units being redeemed funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the Series D Preference Units upon surrender of the Series D Preference Units by such holders at the place designated in the notice of redemption. If the Series D Preference Units are evidenced by a certificate and if fewer than all Series D Preference Units evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series D Preference Units, evidencing the unredeemed Series D Preference Units without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series D Preference Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series D Preference Units is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or otherwise not paid by the Partnership, distributions on such Series D Preference Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.
     Section 7. Mandatory Redemption at Holders’ Election.
          (a) Notwithstanding any provision herein to the contrary, so long as any Series D Preference Units remain outstanding, in the event of the occurrence of a Covered Transaction (as defined below), the Partnership shall redeem, on the date such Covered Transaction is completed or occurs, all of the Series D Preference Units outstanding at the Redemption Price, if redemption of the Series D Preference Units was elected in writing by the holders of not less than a majority of the then outstanding Series D Preference Units in accordance with this Section 7. The Partnership shall give written notice of a Covered Transaction to each of the respective holders of record of the Series D Preference Units, at their respective addresses as they appear on the transfer records of the Partnership, not less than thirty (30) days prior to the completion or occurrence of a Covered Transaction. Each of the holders of record of the Series D Preference Units shall have until 5:00 p.m. New York Time on the 15th day following receipt of such notice from the Partnership to give the Partnership notice of such holder’s election that the Series D Preference Units be redeemed. Notwithstanding any provision herein to the contrary, with respect to a Covered Transaction that arises under clause (iii) of the definition of Covered Transaction set forth below, in the event that the Company so fails to qualify as a real estate investment trust for any reason other than an affirmative election by the Company not to qualify, (i) the Partnership shall give notice of the occurrence of a Covered Transaction to each of the holders of record of the Series D Preference Units within 15 days of discovery of such failure to qualify, (ii) each of the holders of record of the Series D Preference Units shall have until 5:00 p.m. New York Time on the 15th day following receipt of such notice from the Partnership to give the Partnership notice of such holder’s election that the Series D Preference Units be redeemed and (iii) if the holders of not less than a majority of the then outstanding Series D Preference Units have elected to have the Series D Preference Units redeemed, the Series D Preference Units shall be redeemed on a date not later than 45 days following the date of discovery of the Company’s failure to qualify.
          (b) On or before the date of redemption, the Partnership shall give notice of redemption to the respective holders of record of the Series D Preference Units, at their respective addresses as they appear on the transfer records of the Partnership and the provisions of Section 6(c), other than the first sentence thereof, shall apply to such notice of redemption.
          (c) For purposes of this Section 7, the term “Covered Transaction” shall mean (i) the Company’s completion of a “Rule 13e-3 transaction” (as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in which, as a result of such transaction, the Company’s common stock is no longer registered under Section 12 of the Exchange Act, except that this clause (i) shall not apply to any delisting of the Company’s common stock from the New York Stock Exchange or any national securities exchange (as defined in the Exchange Act), (ii) the completion of any transaction or series of transactions that would result in a Reorganization Event (defined below) of the Company or the Partnership or (iii) the Company’s failure (or election not) to qualify as a real estate investment trust as defined in Section 856 (or any successor section) of the Internal Revenue Code of 1986, as amended (it being understood that a failure of the Company to satisfy a requirement specified in the Code for such treatment will not in and of itself constitute a “Covered Transaction” if the Company is permitted to and does in fact take mitigating actions which allow the Company to retain its status as a real estate investment trust).
          (d) For purposes of this Section 7, the term “Reorganization Event” shall mean (x) any sale or other disposition of all or substantially all of the assets of the Partnership or the Company, as the case may be, to an entity that is not an Affiliate of the Company; or (y) any consolidation, amalgamation, merger, business combination, share exchange, reorganization or similar transaction involving the Partnership or the Company, as the case may be, pursuant to which the Partners of the Partnership or the stockholders of the Company, as the case may be, immediately prior to the consummation of such transaction will own less than a majority of the equity interests in the entity surviving such transaction; provided, however, a Reorganization Event shall not include any transaction contemplated by clauses (x) or (y) of this definition if the surviving entity has unsecured debt outstanding which is rated at least the lowest credit rating level established as investment grade by at least two of Standard & Poor’s, Moody’s Investor Service and Fitch Ratings (it being understood that as of the date of this Term Sheet the lowest investment grade rating of Standard & Poor’s is BBB-, the lowest investment grade rating of Moody’s is Baa3 and the lowest investment grade rating of Fitch Ratings is BBB-) and such rating has been reaffirmed in light of the contemplated transaction.

     Section 8. Voting Rights. (a) General. Holders of the Series D Preference Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as set forth in Section 16 of the Agreement and except as set forth below.
          (b) Certain Voting Rights. So long as any Series D Preference Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series D Preference Units outstanding at the time (i) (A) authorize or create, or increase the authorized or issued amount of, any class or series of Units senior to the Series D Preference Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up, or (B) reclassify any Partnership Interests into any such senior Units, or (C) create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such senior Units, (ii) (A) authorize or create, or increase the authorized or issued amount of any Parity Preferred Units or any Units which purport to be on parity with the Series D Preference Units as to either (but not both) distributions or rights upon dissolution, liquidation or winding-up, or (B) reclassify any Units into any such Parity Preferred Units or Units which purport to be on parity with the Series D Preference Units as to either (but not both) distributions or rights upon dissolution, liquidation or winding-up or (C) create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Parity Preferred Units or Units which purport to be on parity with the Series D Preference Units as to either (but not both) distributions or rights upon dissolution, liquidation or winding-up, but only to the extent such Parity Preferred Units or any Units which purport to be on parity with the Series D Preference Units as to either (but not both) distributions or rights upon dissolution, liquidation or winding-up issued pursuant to this clause (ii) are issued to any “affiliate” (as such term is defined in Rule 144 of the General Rules and Regulations under the Securities Act of 1933) of the Partnership (other than the Company to the extent the issuance of such interests was to allow the Company to issue corresponding Preferred Stock to persons who are not Affiliates of the Partnership) or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or (B) amend, alter or repeal the provisions of the Agreement, whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series D Preference Units or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Partnership’s assets as an entirety, so long as (1) the Partnership is the surviving entity and the Series D Preference Units remain outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes the Series D Preference Units for other interests in such entity having substantially the same terms and rights as the Series D Preference Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series D Preference Units. Notwithstanding anything to the contrary contained in clause (ii) above, the Partnership may (x) create additional classes and series of Parity Preferred Units and Units junior to the Series D Preference Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or both, (y) increase the authorized number of Parity Preferred Units and Units junior to the Series D Preference Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or both, and (z) issue additional classes and series of Parity Preferred Units and Units junior to the Series D Preference Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or both, without the consent of any holders of Series D Preference Units, to any “affiliate” of the Partnership (as such term is defined in Rule 144 of the General Rules and Regulations under the Securities Act of 1933), provided that any such Parity Preferred Units or Units which purport to be on parity with the Series D Preference Units as to either (but not both) distributions or rights upon dissolution, liquidation or winding-up, are issued with the consent of the majority of the independent directors of the Company’s board of directors.

     Section 9. Transfer Restrictions. Notwithstanding anything in Section 12 of the Agreement to the contrary, holders of Series D Preference Units may transfer Series D Preference Units without the consent of the General Partner, so long as such transfer (a) would not in the opinion of legal counsel to the Partnership, violate any federal or state securities laws or regulations applicable to the Partnership or the Units, (b) would not in the opinion of legal counsel to the Partnership, result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes, result in a termination of the Partnership for federal income tax purposes or adversely affect the ability of the General Partner or the Company to continue to qualify – as a REIT or would subject the General Partner or the Company to any additional taxes under Section 857 or 4981 of the Code, (c) would not be to a lender to the Partnership or any Person who is Related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership, whose loan constitutes a Nonrecourse Liability (as defined in Section 1.752-1(a)(2) of the Regulations), (d) would not, in the opinion of legal counsel to the Partnership, require filing of a registration statement under the Securities Act of 1933, as amended, or would not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Units, (e) is not effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and would not cause the Partnership to be a PTP, (f) would not cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code), (g) would not, in the opinion of counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101, (h) would not subject the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended, (i) in the event that the Partnership is satisfying and relying upon the private placement safe harbor of Treasury Regulation Section 1.7704-1(h), would not increase the number of partners in the Partnership by the number that is the lesser of five (5) and the number that would bring the total number of partners within the meaning of Treasury Regulation Section 1.7704-1(h)(3) to ninety-five (95), or (j) in the event that the Partnership is satisfying and relying upon the private placement safe harbor of Notice 88-75 (1988-2 C.B. 386), would not increase the number of partners (within the meaning of Notice 88-75 (1988-2 C.B. 386)) in the Partnership (including for this purpose as a partner any person indirectly owning Series D Preference Units through a partnership, grantor trust or S corporation) by the number that is the lesser of twenty (20) and the number that would bring the total number of such partners to four hundred fifty (450). Any permitted Transferee of Series D Preference Units shall be admitted as a substituted Limited Partner upon such Transferee’s agreeing in writing to be bound be the terms of the Agreement and this Term Sheet.
     Section 10. Exchange Rights. (a) Right to Exchange. (i) Series D Preference Units will be exchangeable in whole or in part at anytime on or after March 24, 2015, at the option of the holders thereof, for authorized but previously unissued shares of 8.0625% Series D Cumulative Redeemable Preferred Stock of the Company (the “Series D Preferred Stock”) at an exchange rate of one share of Series D Preferred Stock for one Series D Preference Unit, subject to adjustment as described below (the “Exchange Price”), provided that the Series D Preference Units will become exchangeable at any time, in whole or in part, at the option of the holders of Series D Preference Units for Series D Preferred Stock if (x) at any time full distributions shall not have been made on the Preference Unit Distribution Date on any Series D Preference Unit with respect to six (6) prior quarterly distribution periods, whether or not consecutive, provided, however, that a distribution in respect of Series D Preference Units shall be considered timely made if made within two (2) Business Days after the applicable Preference Unit Distribution Payment Date if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which full distributions were made more than two (2) Business Days after the applicable Preference Unit Distribution Payment Date, or (y) upon receipt by a holder, or holders of Series D Preference Units of (l) notice from the General Partner that the General Partner or the Company or a Subsidiary of the General Partner or the Company has taken the position that the

Partnership is, or upon the occurrence of a defined event in the immediate future will be, a PTP and (2) an opinion rendered by independent counsel to the General Partner or the Company familiar with such matters addressed to a holder or holders of Series D Preference Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP. In addition, the Series D Preference Units may be exchanged for Series D Preferred Stock, in whole or in part, at the option of any holder prior to March 24, 2015 and after March 24, 2008, if such holder of a Series D Preference Units shall deliver to the General Partner either (i) a private letter ruling addressed to such holder of Series D Preference Units or (ii) an opinion of independent counsel reasonably acceptable to the General Partner and the Company based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that an exchange of the Series D Preference Units at such earlier time would not cause the Series D Preference Units to be considered “stock and securities” within the meaning of Section 351(e) of the Code for purposes of determining whether the holder of such Series D Preference Units is an “investment company” under section 721(b) of the Code if an exchange is permitted at such earlier date. Furthermore, the Series D Preference Units may be exchanged in whole but not in part by any holder thereof which is a real estate investment trust within the meaning of Sections 856 through 859 of the Code for Series D Preferred Stock (but only if the exchange in whole may be accomplished consistently with the ownership limitations set forth under Article VII of the Charter (taking into account exceptions thereto)) if at any time, (i) the Partnership reasonably determines that the assets and income of the Partnership for a taxable year after 2005 would not satisfy the income and assets tests of Section 856 of the Code for such taxable year if the Partnership were a real estate investment trust within the meaning of the Code or (ii) any such holder of Series D Preference Units shall deliver to the Partnership and the General Partner and the Company an opinion of independent counsel reasonably acceptable to the General Partner and the Company to the effect that, based on the assets and income of the Partnership for a taxable year after 2005, the Partnership would not satisfy the income and assets tests of Section 856 of the Code for such taxable year if the Partnership were a real estate investment trust within the meaning of the Code and that such failure would create a meaningful risk that a holder of the Series D Preference Units would fail to maintain qualification as a real estate investment trust.
               (ii) Notwithstanding anything to the contrary set forth in this Term Sheet, if an Exchange Notice (as defined herein) has been delivered to the General Partner, then the General Partner may, at its option, elect to redeem or cause the Partnership to redeem all or a portion of the outstanding Series D Preference Units for cash in an amount equal to the original Capital Contribution per Series D Preference Unit plus all accrued and unpaid distributions thereon to the date of redemption. The General Partner may exercise its option to redeem the Series D Preference Units for cash pursuant to this Section 10(a)(ii) hereof by giving each holder of record of Series D Preference Units notice of its election to redeem for cash, within fifteen (15) Business Days after receipt of the Exchange Notice, by (m) fax, and (n) registered mail, postage paid, at the address of each holder as it may appear on the records of the Partnership stating (A) the redemption date, which shall be no later than ninety (90) days following the receipt of the Exchange Notice, (B) the redemption price, (C) the place or places where the Series D Preference Units are to be surrendered for payment of the redemption price, (D) that distributions on the Series D Preference Units will cease to accrue on such redemption date, (E) that payment of the redemption price will be made upon presentation and surrender of the Series D Preference Units and (F) the aggregate number of Series D Preference Units to be redeemed, and if fewer than all of the outstanding Series D Preference Units are to be redeemed, the number of Series D Preference Units to be redeemed held by such holder, which number shall equal such holder’s pro-rata share (based on the percentage of the aggregate number of outstanding Series D Preference Units the total number of Series D Preference Units held by such holder represents) of the aggregate number of Series D Preference Units being redeemed.

               (iii) In the event an exchange of all or a portion of Series D Preference Units pursuant to Section 10(a)(i) hereof would violate the provisions on ownership limitation of the Company set forth in Article VII of the Charter (the “Ownership Limit”) with respect to the Series D Preferred Stock, the General Partner shall give written notice thereof to each holder of record of Series D Preference Units, within fifteen (15) Business Days following receipt of the Exchange Notice, by (m) fax, and (n) registered mail, postage prepaid, at the address of each such holder set forth in the records of the Partnership. In such event, each holder of Series D Preference Units shall be entitled to exchange, pursuant to the provisions of Section 10(b) hereof a number of Series D Preference Units which would comply with the provisions on the Ownership Limit and any Series D Preference Units not so exchanged (the “Excess Units”) shall be redeemed by the Partnership for cash in an amount equal to the original Capital Contribution per Excess Unit; plus any accrued and unpaid distributions thereon, whether or not declared, to the date of redemption. The written notice of the General Partner shall state (A) the number of Excess Units held by such holder, (B) the redemption price of the Excess Units, (C) the date on which such Excess Units shall be redeemed, which date shall be no later than ninety (90) days following the receipt of the Exchange Notice, (D) the place or places where such Excess Units are to be surrendered for payment of the Redemption Price, (E) that distributions on the Excess Units will cease to accrue on such redemption date, and (F) that payment of the redemption price will be made upon presentation and surrender of such Excess Units. As a condition to any exchange pursuant to
Section 10(a)(i) hereof, at the request of the General Partner, each holder of such units agrees to provide representations and covenants reasonably requested by the Company relating to (1) the widely held nature of the interests in such holder, sufficient to assure the Company that the holder’s ownership of stock of the Company (without regard to the limits described above) will not cause any individual to own in excess of the Ownership Limit; and (2) to the extent such holder can so represent and covenant without obtaining information from its owners, the holder’s ownership of tenants of the Partnership and its Affiliates.
               (iv) The redemption of Series D Preference Units described in Sections 10(a)(ii) and 10(a)(iii) shall be subject to the provisions of Sections 6(b) and 6(c) hereof; provided, however, that the term “Redemption Price” in such Section shall be read to mean the original Capital Contribution per Series D Preference Unit being redeemed plus all accrued and unpaid distributions to the redemption date.
          (b) Procedure for Exchange. (i) Any exchange shall be exercised pursuant to a notice of exchange (the “Exchange Notice”) delivered to the General Partner by the holder who is exercising such exchange right, by (A) fax and (B) by certified mail postage prepaid. The exchange of Series D Preference Units, or a specified portion thereof, may be effected after the fifteenth (15th) Business Day following receipt by the General Partner of the Exchange Notice by delivering certificates, if any, representing such Series D Preference Units to be exchanged together with, if applicable, written notice of exchange and a proper assignment of such Series D Preference Units to the office of the General Partner maintained for such purpose. Currently, such office is located at Two North Riverside Plaza, Chicago, Illinois 60606. Each exchange will be deemed to have been effected immediately prior to the close of business on the date on which such Series D Preference Units to be exchanged (together with all required documentation) shall have been surrendered and notice shall have been received by the General Partner as aforesaid and the exchange shall be at the Exchange Price in effect at such time and on such date. Any Series D Preferred Stock issued pursuant to this Section 10 shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of pledge, lien, encumbrance or restriction other than those provided in the Charter, the Bylaws of the Company, the Securities Act and relevant state securities or blue sky laws.
               (ii) In the event of an exchange of Series D Preference Units for shares of Series D Preferred Stock, an amount equal to the accrued and unpaid distributions, whether or not declared, to the date of exchange on any Series D Preference Units tendered for exchange shall (A) accrue on the shares of the Series D Preferred Stock into which such Series D Preference Units are exchanged, and (B) continue to accrue on such Series D Preference Units, which shall remain outstanding following such exchange, with the General Partner as the holder of such Series D Preference Units. Notwithstanding anything to the contrary set forth herein, in no event shall a holder of a Series D Preference Unit that was validly exchanged into Series D Preferred Stock pursuant to this section (other than the General Partner now holding such Series D Preference Unit), receive a cash distribution out of Available Cash of the Partnership, if such holder, after exchange, is entitled to receive a distribution out of Available Cash with respect to the share of Series D Preferred Stock for which such Series D Preference Unit was exchanged or redeemed.
               (iii) Fractional shares of Series D Preferred Stock are not to be issued upon exchange but, in lieu thereof, the Company will pay a cash adjustment based upon the fair market value of the Series D Preferred Stock on the day prior to the exchange date as determined in good faith by the Board of Directors of the Company.
          (c) Adjustment of Exchange Price. (i) The Exchange Price is subject to adjustment upon subdivisions, stock splits, stock dividends, combinations and reclassification of the Series D Preferred Stock.
               (ii) In case the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Company’s capital stock or sale of all or substantially all of the Company’s assets), in each case as a result of which the Series D Preferred Stock will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series D Preferred Unit will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of Series D Preferred Stock or fraction thereof into which one Series D Preference Unit was exchangeable immediately prior to such transaction. The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.
     Section 11. No Conversion Rights. The holders of the Series D Preference Units shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Partnership.
     Section 12. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series D Preference Units.
     Section 13. Miscellaneous. Except as supplemented by the provisions hereof, the Agreement, shall remain in full force and effect in accordance with its terms and is hereby ratified, confirmed and reaffirmed by the undersigned for all purposes and in all respects.
          (a) This Term Sheet shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.
          (b) This Term Sheet may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

          (c) Notwithstanding any other provision of the Agreement, this Term Sheet may only be supplemented, amended or otherwise modified with the approval of all of the holders of Series D Preference Units.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Term Sheet as of the date first written above.

GENERAL PARTNER: MHC TRUST
By:	/s/ Michael B. Berman
	Name:	Michael B. Berman
	Title:	Vice President and Chief Financial Officer

ADDITIONAL LIMITED PARTNERS BELCREST REALTY CORPORATION
By:	/s/ William Cross
	Name:	William Cross
	Title:	President

BELAIR REAL ESTATE CORPORATION
By:	/s/ William Cross
	Name:	William Cross
	Title:	President

BELMAR REALTY CORPORATION
By:	/s/ William Cross
	Name:	William Cross
	Title:	President

SIGNATURE PAGE
TO
AMENDED AND RESTATED
8.0625% SERIES D CUMULATIVE REDEEMABLE PERPETUAL PREFERENCE UNITS TERM SHEET

BEL ALLIANCE PROPERTIES LLC
By:	/s/ William Cross
	Name:	William Cross
	Title:	Manager and Chairman of the Board

BELROSE REALTY CORPORATION
By:	/s/ William Cross
	Name:	William Cross
	Title:	President

BELPORT REALTY CORPORATION
By:	/s/ William Cross
	Name:	William Cross
	Title:	President

SIGNATURE PAGE
TO
AMENDED AND RESTATED
8.0625% SERIES D CUMULATIVE REDEEMABLE PERPETUAL PREFERENCE UNITS TERM SHEET